UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549

SCHEDULE 14A (RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [ X ] Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]	Preliminary proxy statement

[ ]	Confidential, for use of the Commission only
(as permitted by Rule 14a-6(e)(2))

[X]	Definitive proxy statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to 240.14a-12

CHINA YOUTH MEDIA, INC. (Name of Registrant as Specified in Its Charter)

____________________________________ (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:	N/A
	(2)	Aggregate number of securities to which transaction applies:	N/A
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:	N/A
	(4)	Proposed maximum aggregate value of transaction:	N/A
	(5)	Total fee paid:	N/A

[ ]	Fee paid previously with preliminary materials.

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously paid:	N/A
	(2)	Form, schedule or registration statement no.:	N/A
	(3)	Filing party:	N/A
	(4)	Date filed:	N/A

CHINA YOUTH MEDIA, INC.
4143 Glencoe Avenue
Marina Del Rey, California 90292

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 19, 2009

To the Stockholders:

          PLEASE TAKE NOTICE that the Annual Meeting of Stockholders (the “Annual Meeting”) of China Youth Media, Inc. (the “Company”) will be held on June 19, 2009, at 2:00 p.m., local time, at Holiday Inn – At the Pier, 120 Colorado Avenue, Santa Monica, California 90401, for the following purposes:

1.	To elect five Directors to serve as the Board of Directors of the Company until the next Annual Meeting of Stockholders and until their successors shall be elected and shall qualify;

2.	To amend the Company's Stock Option and Restricted Stock Plan (the “Stock Plan”);

3.	To ratify the appointment of Tarvaran Askelson & Company, LLP as the Company's independent registered public accountants for the year ending December 31, 2009; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The close of business on May 14, 2009 has been fixed as the record date for determining stockholders entitled to receive notice of and to vote at the Annual Meeting and at any adjournment thereof.

Your attention is called to the proxy statement on the following pages. We hope that you will attend the Annual Meeting. If you do not plan to attend, please sign, date and mail the enclosed proxy card in the enclosed envelope, which requires no postage if mailed in the United States.

By Order of the Board of Directors,

Jay Rifkin,
President and Chief Executive Officer
Marina Del Rey, California
May 29, 2009

***IMPORTANT NOTICE***
Regarding Internet Availability of Proxy Materials
for the Annual Meeting to be held on June 19, 2009.
The Proxy Statement, Form of Proxy and Annual Report to security holders are available at
www.chinayouthmedia.com/en/investor-relations

CHINA YOUTH MEDIA, INC.

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 19, 2009
_____________________________

INTRODUCTION

          This Proxy Statement is being furnished to stockholders of China Youth Media, Inc., a Delaware corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board of Directors”) for use at an Annual Meeting of Stockholders of the Company to be held on June 19, 2009, at 2:00 p.m., local time, at Holiday Inn – At the Pier, 120 Colorado Avenue, Santa Monica, California 90401, and at any adjournment thereof (the “Annual Meeting”).

          The Board has fixed the close of business on May 14, 2009 as the record date for the determination of stockholders entitled to receive notice of, and vote at, the Annual Meeting (the “Record Date”). Accordingly, only stockholders of record on the books of the Company at the close of business on the Record Date will be entitled to vote at the Annual Meeting. On the Record Date, the Company had outstanding approximately 157,346,672 shares of Common Stock, par value $0.001 per share (the “Common Stock”) which are the only outstanding voting securities of the Company. On all matters, each share of Common Stock is entitled to one vote.

          The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, officers, directors and other employees of the Company may solicit proxies by personal contact, telephone, facsimile or other electronic means without additional compensation. This Proxy Statement and the accompanying proxy card are first being mailed to stockholders on or about May 29, 2009.

          Proxies in the accompanying form which are properly executed, duly returned and not revoked, will be voted in accordance with the instructions thereon. If no instructions are indicated thereon, proxies will be voted FOR all matters listed in the Notice of Annual Meeting of Stockholders and in accordance with the discretion of the person(s) voting the proxies with respect to all other matters properly presented at the Annual Meeting. Execution of a proxy will not prevent a stockholder from attending the Annual Meeting and voting in person. Any stockholder giving a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company written notice of revocation bearing a later date than the proxy, by delivering a later-dated proxy, or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not, in and of itself, constitute revocation of a proxy. The holders of a majority of the shares of Common Stock outstanding and entitled to vote as of the Record Date, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. A plurality of the votes cast at the Annual Meeting will be required for the election of directors. Approval of amendments to the Stock Plan and ratification of the appointment of Tarvaran Askelson & Company, LLP as the Company's independent public accountants requires the affirmative vote of a majority of the votes cast at such meeting. If a stockholder, present in person or represented by proxy, abstains on any matter, the stockholder's shares will not be voted on such matter. Thus, an abstention from voting on a matter has the same legal effect as a vote “against” the matter, even though the stockholder may interpret such action differently.

PRINCIPAL STOCKHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

          The following table sets forth certain information, as of the Record Date, with respect to the beneficial ownership of the outstanding common stock by (i) any holder of more than five (5%) percent; (ii) each of the named executive officers and directors; and (iii) our directors and named executive officers as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned.

Name of Beneficial Owner (1)	Common Stock Beneficially Owned (2)		Percentage of Common Stock (2)
Jay Rifkin	116,867,563	(3)	63.7%
William B. Horne	2,784,789	(4)	1.7%
Alice M. Campbell	2,650,000	(5)	1.7%
Alan Morelli	2,775,000	(6)	1.7%
David M. Kaye	2,525,000	(7)	1.6%
Dennis Pelino	36,852,777	(8)	22.9%
TWK Holdings Limited	12,000,000	(9)	7.6%
China Youth Net Technology (Beijing) Co., Ltd.	71,020,000	(10)	31.1%
All named executive officers and directors as a group (5 persons)	127,602,352		65.7%

(1)	Except as otherwise indicated, the address of each beneficial owner is c/o China Youth Media, Inc., 4143 Glencoe Avenue, Marina Del Rey, CA 90292.

(2)
Applicable percentage ownership is based on 157,346,672 shares of common stock outstanding as of the Record Date plus, for each stockholder, any securities that stockholder has the right to acquire within 60 days of the Record Date pursuant to options, warrants, conversion privileges or other rights. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that a person has the right to acquire beneficial ownership of upon the exercise or conversion of options, convertible stock, warrants or other securities that are currently exercisable or convertible or that will become exercisable or convertible within 60 days of the Record Date are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3)
Includes (a) 88,354,605 shares held by Rebel Crew Holdings, LLC ("Rebel Holdings") of which Mr. Rifkin is the sole managing member; (b) 2,421,292 shares which are directly held by Mr. Rifkin; (c) 1,666,666 shares issuable upon conversion of a $150,000 principal amount convertible note held by Mojo Music, Inc. of which Mr. Rifkin is the sole managing member, with a conversion price of $0.09 per share; (d) 525,000 shares issuable upon exercise of stock warrants with an exercise price of $0.09 per share; (e) 3,750,000 shares issuable upon exercise of stock options with an exercise price of $0.13 per share, which stock options are fully vested; (f) 150,000 shares issuable upon exercise of stock options with an exercise price of $0.20 per share, which stock options vest annually over a period of three years from November 8, 2007; and (g) 20,000,000 shares issuable upon exercise of stock options with an exercise price of $0.13 per share, which stock options vest annually over a period of four years from May 11, 2009. Mr. Rifkin's reported beneficial ownership does not include certain shares of common stock issued and issuable for which certain shareholders have granted Mr. Rifkin an irrevocable proxy to vote for certain directors.

(4)
Includes (a) 50,000 shares owned by Mr. Horne; (b) 350,000 shares issuable upon exercise of stock options with an exercise price of $0.13 per share, which stock options are fully vested; (c) 150,000 shares issuable upon exercise of stock options with an exercise price of $0.20 per share which stock options vest annually over a period of four years from November 8, 2007; (d) 234,789 shares issuable upon conversion of a $5,000 principal demand promissory note and interest accrued totaling approximately $813 and various other amounts owed to Mr. Horne totaling approximately $1,231 with a conversion price of $0.03 per share; and (e) 2,000,000 shares issuable upon exercise of stock options with an exercise price of $0.13 per share, which stock options vest annually over a period of four years from May 11, 2009.

(5)
Includes (a) 300,000 shares issuable upon exercise of stock options with an exercise price of $0.13 per share, which stock options are fully vested; (b) 150,000 shares issuable upon exercise of stock options with an exercise price of $0.20 per share which stock options vest annually over a period of four years from November 8, 2007; (c) 200,000 shares issuable upon conversion of amounts owed to Ms. Campbell as fees for services as the Audit Committee Chairwoman totaling $6,000 with a conversion price of $0.03 per share; and (d) 2,000,000 shares issuable upon exercise of stock options with an exercise price of $0.13 per share, which stock options vest annually over a period of four years from May 11, 2009.

(6)
Includes (a) options to purchase 275,000 shares of common stock with an exercise price of $0.13 per share, which stock options are fully vested; (b) 250,000 shares issuable upon exercise of warrants with an exercise price of $0.145 per share and an expiration date of September 15, 2010, (c) options to purchase 250,000 shares of common stock with an exercise price of $0.14 per share, which stock options vest annually over a period of four years from August 8, 2008; and (d) 2,000,000 shares issuable upon exercise of stock options with an exercise price of $0.13 per share, which stock options vest annually over a period of four years from May 11, 2009.

(7)
Includes (a) options to purchase 275,000 shares of common stock with an exercise price of $0.13 per share, which stock options are fully vested; (b) options to purchase 250,000 shares issuable upon exercise of stock options with an exercise price of $0.20 per share which stock options vest annually over a period of four years from November 8, 2007; and (c) 2,000,000 shares issuable upon exercise of stock options with an exercise price of $0.13 per share, which stock options vest annually over a period of four years from May 11, 2009.

(8)
Includes (a) 10,000,000 shares which are directly held by Mr. Pelino; (b) 11,000,000 shares which are held by New China Media LLC of which Mr. Pelino is the sole managing member; (c) 16,200,000 shares which are held by Year of the Golden Pig LLC (“YGP”) of which Mr. Pelino is the sole managing member; (d) 2,777,777 shares issuable upon conversion of a $250,000 convertible promissory note held by YGP; and (e) 875,000 shares issuable upon exercise of stock warrants with an exercise price of $0.09 per share. The address for Dennis Pelino is 400 Alton Road Suite 3107, Miami Beach, FL 33129.

(9)	Its address is 3 Lorong Bukit Candan 3, Taman Impian Batu 4 1/2, Jalan IPOH, 51100 KL, Malaysia.

(10)
Represents 71,020,000 shares issuable upon conversion of 71,020 shares of Series A Convertible Preferred Stock issuable to designees of China Youth Net Technology (Beijing) Co., Ltd. Its address is 16th/F, Changbao Plaza, 1 An Hua Bei Li, Guangqumennei Street, Chongwen District, Beijing, China.

ELECTION OF DIRECTORS

          A Board of Directors consisting of five members is to be elected by the stockholders, to hold office until the next Annual Meeting of Stockholders and until their successors are duly elected and qualify.

          Unless authority is withheld, it is intended that proxies will be voted for the election of the five nominees below, all of whom are currently serving as directors. The Board of Directors does not contemplate that any of these nominees will be unable or will decline to serve. However, if any of them is unable or declines to serve, the persons named in the accompanying proxy may vote for another person or persons in their discretion.

          The following table sets forth certain information with respect to the five nominees for election to the Board of Directors.

Name	Age	Position
Jay Rifkin	53	Chief Executive Officer, Director
William B. Horne	40	Director
Alice M. Campbell	58	Director
Alan Morelli	47	Director
David M. Kaye	54	Director

          None of the directors and officers is related to any other director or officer of the Company.

          Set forth below are brief accounts of the business experience during the past five years of each director and executive officer of the Company and each significant employee of the Company.

          Jay Rifkin, Chief Executive Officer, Principal Financial Officer and Director. Mr. Rifkin has been our Chief Executive Officer since September 30, 2005 and has been a member of our Board of Directors since March 26, 2006.  From 2004 to Present, Mr. Rifkin has been the sole Managing Member of Rebel Holdings, LLC.  In 1995, Mr. Rifkin founded Mojo Music, Inc., a music publishing company, and he has been President of Mojo Music, Inc. since it was founded. Mr. Rifkin has served as Producer and Executive Producer on various motion pictures and is also a music producer, engineer and songwriter. Mr. Rifkin received a Grammy Award for Best Children's Album and an American Music Award for Favorite Pop/Rock Album for his work on Disney's "The Lion King," and received a Tony nomination for "The Lion King" on Broadway. From 1988 to 2004, Mr. Rifkin, through Mojo Music, Inc., served as a Managing Member of Media Ventures, LLC, an entertainment cooperative founded by Mr. Rifkin and composer Hans Zimmer. In 1995, Mr. Rifkin founded Mojo Records, LLC, which in 1996 became a joint venture with Universal Records, and was subsequently sold to Zomba/BMG Records in 2001.

          William B. Horne, Director. Mr. Horne has been a member of our Board of Directors since July 20, 2005. From July 20, 2005 to April 20, 2007, Mr. Horne was our Chief Financial Officer. From September 30, 2005 until December 29, 2005, Mr. Horne also served as our Chief Executive Officer and Chairman of our Board of Directors. Mr. Horne is currently the Chief Financial Officer of Physical Therapy Holdings, Inc.  From July 2005 until October 2008, Mr. Horne was Chief Financial Officer of Patient Safety Technologies, Inc., a public company quoted on the OTC Bulletin Board, and was Chief Executive Officer from January 2007 until May 2008.  From May 2002 to April 2005, Mr. Horne held the position of Chief Financial Officer and Member of Alaska Wireless Communications, a privately held advanced cellular communications company which was subsequently sold to General Communications Inc. (Nasdaq: GNCMA). Since January 2002, Mr. Horne has also provided strategic financial consulting services to both private and public companies. From November 1996 to December 2001, Mr. Horne held the position of Chief Financial Officer of The Phoenix Partners, a venture capital limited partnership located in Seattle, Washington.

          Alice M. Campbell, Director. Ms. Campbell has been a member of our Board of Directors since July 16, 2005. From June 23, 2005 until January 30, 2006, Ms. Campbell served as a director of IPEX, Inc., a public company quoted on the OTC Bulletin Board. Ms. Campbell served as a director of Patient Safety Technologies, Inc., a public company quoted on the OTC Bulletin Board, from October 22, 2004 until January 26, 2007. Since 2001, Ms. Campbell has been, and is currently, an investigator and consultant specializing in research and litigation services, financial investigations and computer forensics for major companies and law firms throughout the United States. Ms. Campbell is a certified fraud specialist, as well as a certified instructor for the Regional Training Center of the United States Internal Revenue Service and for the National Business Institute. From 1979 to 2001, Ms. Campbell served as a special agent for the United States Treasury Department where she conducted criminal investigations and worked closely with the United States Attorney's Office and with several federal agencies, including the Internal Revenue Service, Federal Bureau of Investigation, Secret Service, Customs Service, State Department, Drug Enforcement Agency, Bureau of Alcohol, Tobacco and Firearms and U.S. Postal Service.

          Alan Morelli, Director. Mr. Morelli has been one of our directors since March 26, 2006.  Mr. Morelli is a consultant who has served as Managing Director of Analog Ventures, LLC, a consulting firm located in Pacific Palisades, California, since 1997. Mr. Morelli is also currently serving as a director of Physical Therapy Holdings, Inc. and Precise Exercise Equipment. Physical Therapy Holdings, Inc. develops tools for outpatient clinics. Precise developed innovative commercial fitness or rehabilitation technology used in health clubs and consumer equipment since 1994. Mr. Morelli received a B.S. from Rutgers University (1983) and a J.D. from Georgetown University Law Center (1986).

          David M. Kaye, Director. Mr. Kaye has been one of our directors since March 26, 2006.  Mr. Kaye is an attorney and has been a partner in the law firm of Kaye Cooper Fiore Kay & Rosenberg, LLP, located in Florham Park, New Jersey, since the firm's inception in February 1996. Since 1980, Mr. Kaye has been a practicing attorney in the New York City metropolitan area specializing in corporate and securities matters. He is currently a director of Dionics, Inc., a company which designs, manufactures and sells semiconductor electronic products. Mr. Kaye received his B.A. from George Washington University (1976) and his J.D. from the Benjamin N. Cardozo School of Law, Yeshiva University (1979).

Audit Committee

          The Audit Committee is appointed by the Board of Directors in fulfilling its responsibilities to oversee: (1) the integrity of our financial statements and disclosure controls; (2) the qualifications and independence of our independent accountants; (3) the performance of our independent accountants; and (4) compliance with legal and regulatory requirements. The Audit Committee presently consists of Alice M. Campbell and William B. Horne. Ms. Campbell is Chairwoman of the Audit Committee.  The Board has determined that Ms. Campbell and Mr. Horne are each an "audit committee financial expert" as defined under Item 407(d)(5) of Regulation S-K promulgated pursuant to the Securities Exchange Act of 1934, as amended.

Compensation Committee

          The Compensation Committee is appointed by the Board of Directors to discharge the responsibilities of the Board relating to compensation of our executive officers. The Compensation Committee presently consists of Alice M. Campbell, William B. Horne, Alan Morelli and David M. Kaye.  Ms. Campbell is Chairwoman of the Compensation Committee.

Code of Ethics

          We have adopted a Code of Ethics and Business Conduct that applies to our Chief Executive Officer and Chief Financial Officer, which is filed as Exhibit 14.1 to our annual report on Form 10-KSB for the fiscal year ended June 30, 2005.  Upon request, we will provide to any person without charge a copy of our Code of Ethics. Any such request should be made to Attn: Secretary, China Youth Media, Inc., 4143 Glencoe Avenue, Marina Del Rey, CA 90292.  We are in the process of building a website where our Code of Ethics will be available to investors.

Section 16(A) Beneficial Ownership Compliance

          Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who beneficially own more than ten percent of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of change in ownership of common stock and other of our equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

          Based solely on our review of the copies of any Section 16(a) forms received by us or written representations from the reporting persons, we believe that with respect to the fiscal year ended December 31, 2008, all the reporting persons complied with all applicable filing requirements, except that Jay Rifkin filed two reports late relating to two transactions and Dennis Pelino filed two reports late relating to three transactions.

Executive Compensation

          The following summary compensation tables set forth information concerning the annual and long-term compensation for services in all capacities to the Company for the years ended December 31, 2008 and, December 31, 2007, of those persons who were, at December 31, 2008 (i) the chief executive officer and (ii) the other most highly compensated executive officers of the Company, whose total compensation was in excess of $100,000 (the named executive officers):

Summary Compensation Table

Name and Principal Position	Year	Salary($) (1)	Bonus ($)	Stock Awards ($)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total

Jay Rifkin,	2008	$165,000	$0	$0	$0	$0	$0	$0	$165,000
President and	2007	$165,000	$0	$0	$0	$0	$0	$0	$165,000
Chief Executive Officer

(1)	Consists of accrued salary for 2008 and 2007, none of which has been paid as of December 31, 2008.
(2)	Represents the dollar amount recognized for financial reporting purposes of stock options awarded in 2008 and 2007 computed in accordance with SFAS 123(R).

Equity Awards

          The following table provides certain information concerning equity awards held by the named executive officers as of December 31, 2008.

Outstanding Equity Awards at December 31, 2008

	Options Awards
	No. of Securities Underlying Unexercised Options (#)	No. of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date
Name	Exercisable	Unexercisable
Jay Rifkin	4,400,000	0	$0.85	9/30/2015
	75,000	75,000	$0.20	11/8/2016

Compensation of Directors

          During 2008, the Company did not compensate any of its directors in cash. The Chairperson of the Audit Committee is entitled to receive $6,000 annually paid in cash.  During 2008, the Company did not pay this amount. All directors are reimbursed for their reasonable out-of-pocket expenses incurred in connection with their duties to the Company.  In addition, directors are eligible to receive restricted shares of common stock and stock options pursuant to our Stock Option and Restricted Stock Plan.

          The following table provides certain summary information concerning the compensation paid to directors, other than Jay Rifkin (our Chief Executive Officer), during 2008.  All compensation paid to Mr. Rifkin is set forth in the table under “Executive Compensation”.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1)	All Other Compensation ($)	Total ($)
Alan Morelli	0	0	0	0	0
Alice M. Campbell	0	0	0	0	0
David M. Kaye	0	0	0	0	0
William B. Horne	0	0	0	0	0

(1)	Represents the dollar amount recognized for financial reporting purposes of stock options awarded in 2008 computed in accordance with Financial Accounting Standards 123R.

Employment Agreements with Executive Officers

          In connection with the acquisition of Rebel Crew Films, on December 29, 2005, we entered into an employment agreement with Jay Rifkin to employ Mr. Rifkin as our Chief Executive Officer effective as of September 30, 2005. The term of the employment continues for three years from September 30, 2005 and automatically renews for successive one-year terms unless either party delivers to the other party written notice of termination at least 30 days before the end of the then current term. Mr. Rifkin's base compensation in the first year of the term is $150,000, will increase at least 10% in the second year of the term and at least 10% more in the third year of the employment term. Mr. Rifkin was granted options to purchase 4,400,000 shares of common stock with an exercise price equal to the fair market value of the common stock on September 30, 2005 and vesting annually over a period of three years from December 29, 2005. Mr. Rifkin is also eligible to receive shares of common stock and stock options from time to time and an annual bonus as determined by the Board of Directors. The agreement also contains customary provisions for disability, death, confidentiality, indemnification and non-competition. If Mr. Rifkin voluntarily terminates the agreement without good reason or if we terminate the agreement for cause, we must pay Mr. Rifkin all accrued compensation through the date of termination and provide life, accident and disability insurance, and health, dental and vision benefits to Mr. Rifkin and his dependents for a period of three months after termination. If we terminate the agreement without cause, if Mr. Rifkin terminates the agreement for good reason or if the agreement is terminated upon the death or disability of Mr. Rifkin, then we must pay Mr. Rifkin or his estate all unpaid compensation through the duration of the three-year employment term and must provide insurance and health benefits through the duration of such term. "Good Reason" is defined in the agreement as: (i) material breach of the agreement by us including, without limitation, any diminution in title, office, rights and privileges of Mr. Rifkin or failure to receive base salary payments on a timely basis; (ii) relocation of the principal place for Mr. Rifkin to provide his services to any location more than 20 miles away from 4143 Glencoe Ave, Marina Del Rey, CA 90292; (iii) failure to maintain in effect directors' and officers' liability insurance covering Mr. Rifkin; (iv) any assignment or transfer of any of our rights or obligations under the agreement; or (v) any change in control of our company including, without limitation, if Mr. Rifkin shall cease to own a majority of our outstanding voting securities.

Transactions with Management and Others

          Since January 1, 2008, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party: (i) in which the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last three completed fiscal years; and (ii) in which any director, executive officer, shareholder who beneficially owns 5% or more of our common stock or any member of their immediate family had or will have a direct or indirect material interest, except as follows:

          Our management believes that all of the below transactions were on terms at least as favorable as could have been obtained from unrelated third parties.

          During March 2008, the Company sold 10,000,000 shares of its common stock to Dennis Pelino, who is a managing member of both Year of the Golden Pig, LLC ("YGP LLC") and New China Media, LLC ("New China Media"), at a price of $0.03 per share, resulting in gross proceeds of $300,000.

          On June 2, 2008, the Company entered into a Content License Agreement with New China Media, YGP, LLC and TWK Holdings, LLC (“TWK”) (New China Media, YGP and TWK collectively referred to as “Content Providers”) providing for (i) the assignment by Content Providers and the assumption by the Company of certain rights of Content Providers for the territory of the People's Republic of China to use, transmit and publicly display via the Internet certain content; and (ii) the purchase by YGP, New China Media and TWK of 16,200 shares, 3,000 shares and 12,000 shares of Series A Convertible Preferred Stock of the Company for $16,200, $3,000 and $12,000, respectively.  On December 16, 2008, pursuant to a notice of conversion, New China Media and YGP agreed to convert the entire amount of their respective shares of Series A Convertible Preferred Stock of the Company into 3,000,000 and 16,200,000 shares of Common Stock, respectively. On January 8, 2009, the Content License Agreement was extended by an additional eight years for a total of ten years.  In connection with such extension, the Company agreed to issue to New China Media 4,000,000 shares of the Company's Common Stock for $4,000.

          Effective on June 10, 2008, the Company's subsidiary, Youth Media (Hong Kong) Limited, entered into a Cooperation Agreement (the “Cooperation Agreement”) with China Youth Net Technology (Beijing) Co., Ltd. (“CYN”), China Youth Interactive Cultural Media (Beijing) Co., Ltd. and China Youth Net Advertising Co. Ltd. pursuant to which the parties agreed to cooperate with each other to develop, build and operate a fully managed video and audio distribution network based on, including but not limited to, the China Education and Research Network, the broadband network infrastructure built in schools, universities and other education institutions.  In conjunction with the Cooperation Agreement, the Company agreed to issue an aggregate of 71,020 shares of its Series A Convertible Preferred Stock to designees of CYN.

          On August 29, 2008, the Company entered into a subscription agreement with YGP LLC, pursuant to which the Company sold 2.5 Units, with each Unit consisting of a $100,000 principal amount of a 12% Convertible Promissory Note due three years from its issuance and 350,000 Common Stock Purchase Warrants, with each Warrant entitling the holder thereof to purchase at any time beginning from the date of issuance through five years thereafter one share of Common Stock at a price of $0.09 per share.  The subscription agreement with YGP, LLC provided the Company with $250,000 in gross proceeds.  Pursuant to the subscription agreement with YGP, LLC, the Company issued 875,000 Purchase Warrants.

          On September 10, 2008, the Company, on the one hand, and Jay Rifkin, the Company's President and Chief Executive Officer, and Rebel Holdings, LLC (“Rebel Holdings”), of which Mr. Rifkin is the sole managing member, on the other hand, entered into a Loan Consolidation and Amendment to Security Agreement (the “Loan Consolidation Agreement”), effective as of July 1, 2008. Pursuant to the Loan Consolidation Agreement, the parties agreed to consolidate various outstanding loans made to the Company by Jay Rifkin and Rebel Holdings (some of which are due and payable on demand), and other amounts incurred by or due to Mr. Rifkin, in each case through June 30, 2008, into one convertible promissory note payable to Rebel Holdings in the principal amount of $2,078,047, with a maturity date of July 1, 2010 and interest at the prime rate (the “Consolidated Note”). The Consolidated Note is comprised of a $556,307 secured convertible note owed to Rebel Holdings (the “Rebel Holdings Note”) that accrued simple interest at the rate of 4.5%; $1,063,000 loaned to the Company by Mr. Rifkin from December 2005 to December 2007; $82,000 loaned to the Company by Mr. Rifkin from January 15, 2008 to February 15, 2008; and $376,740 in other accrued amounts owed to Mr. Rifkin.

          The Consolidated Note provides that the principal amount thereof shall, at the option of Rebel Holdings, be convertible at a conversion price equal to the lesser of, or more favorable to Rebel Holdings, of the following (i) $0.03 per share of Common Stock (which represents the offering price of the Company's Common Stock in its most recently completed equity financing transaction) provided a notice of conversion is submitted no later than 45 days after September 10, 2008, or (ii) the then current offering terms for any bona fide pending offering of the Company, provided a notice of conversion pursuant thereto is submitted no later than 30 days following the completion of the offering, and contains such other terms and conditions as set forth therein. Pursuant to a notice of conversion provided within the allowable time period, Rebel Holdings converted the entire principal amount outstanding under the Consolidated Note into 69,268,233 shares of Common Stock.

          On September 30, 2008, the Company entered into a subscription agreement with Mojo Music, Inc. ("Mojo Music"), of which Jay Rifkin, the Company's President and Chief Executive Officer, is the sole managing member, in which the Company sold 1.5 Units, with each Unit consisting of a $100,000 principal amount of a 12% Convertible Promissory Note due three years from its issuance and 350,000 Common Stock Purchase Warrants, with each Warrant entitling the holder thereof to purchase at any time beginning from the date of issuance through five years thereafter one share of Common Stock at a price of $0.09 per share subject to the Company's filing of a certificate of amendment to its certificate of incorporation increasing the number of its available shares for issuance.  The subscription agreement with Mojo Music provided the Company with $150,000 in gross proceeds. Pursuant to the subscription agreement with Mojo Music, the Company issued 525,000 Purchase Warrants.

          On July 13, 2006, William Horne, the Company's former Chief Financial Officer and Director, loaned the Company $5,000. As consideration for the loan, the Company issued Mr. Horne a demand promissory note (the “July 06 Note”) at a rate equal to the prime rate published in The Wall Street Journal from time to time, and currently 8.25%, to the date of payment in full. Pursuant to the terms of a Conversion and Note Termination Agreement dated July 1, 2008, by and between Mr. Horne and the Company (the “Conversion Note”), the entire principal amount outstanding and all interest accrued from inception of the July 06 Note through the date of the Conversion Note, totaling approximately $813, and other various amounts owed to Mr. Horne totaling approximately $1,231, will be converted into 234,789 shares of Common Stock (the “Conversion Shares”). The conversion of the note was based upon a common stock value of $0.03 per share, which represented the offering price of the Company's Common Stock in its most recently completed equity financing transaction on the date of the Conversion Note. As of the Record Date, the Conversion Shares had not been issued.

          See “Approval of Amendments to the Stock Option and Restricted Stock Plan” below for information on stock options cancelled and granted to officers and directors in May 2009.

Material Proceedings

There are no material proceedings to which any director, officer or affiliate of the Company, any owner of record or beneficially of more than five percent of any class of voting securities of the Company, or any associate of any such director, officer, affiliate of the Company, or security holder is a party adverse to the Company or has a material interest adverse to the Company.

Director Independence

          Our board of directors currently consists of five members.  They are Jay Rifkin, William B. Horne, Alice M. Campbell, Alan Morelli and David M. Kaye.  Other than Mr. Rifkin, all of the other directors are independent directors.  We have determined their independence using the definition of independence set forth in Nasdaq Marketplace Rule 4200(a)(15).

Additional Information

          During the year ended December 31, 2008, the Board of Directors of the Company held three formal meetings. In addition, the Board of Directors took action by unanimous written consent and met informally on other occasions during the period. Each of the incumbent directors was in attendance at all meetings of the Board of Directors during 2008. Each of the Audit Committee and Compensation Committee held no formal meetings during 2008 but met informally on other occasions during the period.

          The Board considers recommendations for director nominees from a wide variety of sources, including business contacts and members of management. The Board will also consider stockholder recommendations for director nominees that are properly received in accordance with applicable rules and regulations of the Securities and Exchange Commission. The Board believes that all of its directors should have the highest personal integrity and have a record of exceptional ability and judgment. The Board also believes that its directors should ideally reflect a mix of experience and other qualifications. There is no firm requirement of minimum qualifications or skills that candidates must possess. The Board evaluates director candidates based on a number of qualifications, including but not limited to their judgment, leadership ability, expertise in the industry, experience developing and analyzing business strategies, and, for incumbent directors, his or her past performance. The Board initially evaluates a prospective nominee on the basis of his or her resume and other background information that has been made available to them. The Board will not evaluate director candidates recommended by stockholders differently than director candidates recommended from other sources. A member of the Board will contact for further review those candidates who they believes are qualified, who may fulfill a specific Board need and who would otherwise best make a contribution to the Board.

APPROVAL OF AMENDMENTS TO THE STOCK OPTION AND RESTRICTED STOCK PLAN

Background

          Effective July 20, 2005, the Board of Directors approved our 2005 Stock Option and Restricted Stock Plan (the “Stock Plan”) which was approved by the stockholders on July 14, 2006.  Under the Stock Plan, we can issue restricted shares of common stock, options to purchase shares of common stock (both incentive stock options and non-incentive stock options) and warrants to purchase shares of common stock to employees, directors and consultants.  The number of shares subject to the Stock Plan may not exceed 15,000,000 shares.  The Stock Plan is administered by our Compensation Committee.

          On May 6, 2009, the Board of Directors adopted, subject to stockholder approval, certain amendments to the Stock Plan. The affirmative vote of a majority of the votes cast on this proposal at the Annual Meeting is required to approve it. The amendments to the Stock Plan are as follows:
  Increase the number of shares subject to the Stock Plan from 15,000,000 shares to 50,000,000 shares; and
  Permit options awarded under the Stock Plan to be exercised in various ways other than by payment in cash.

          As of December 31, 2008, there were options outstanding to acquire 7,533,333 shares of common stock, leaving 8,016,667 options available for future grant. On May 11, 2009, the Board of Directors took the following action effective immediately, subject to stockholder approval of the amendments to the Stock Plan described herein:

  With the consent of Jay Rifkin, the Company's President and Chief Executive Officer, the Company canceled options held by him to purchase 4,400,000 shares of common stock, exercisable at $0.85 per share, and granted Mr. Rifkin options to purchase 3,750,000 shares of common stock with an exercise price of $0.13 per share which stock options vest fully on the date of grant. In addition, the Company granted Mr. Rifkin options to purchase 20,000,000 shares of the Company's common stock with an exercise price of $0.13 per share, which stock options shall vest annually over a period of four years from the date of grant.
  With the consent of each of the Company's four non-employee directors, the Company cancelled options held by such directors to purchase an aggregate of 1,450,000 shares of common stock, exercisable at prices ranging from $0.25 to $1.50 per share, and granted options to such four directors to purchase an aggregate of 1,200,000 shares of common stock, with an exercise price of $0.13 per share, which stock options vest fully on the date of grant. In addition, the Company granted each of the four directors options to purchase 2,000,000 shares each with an exercise price of $0.13 per share, which stock options shall vest annually over a period of four years from the date of grant.
  The Company granted to three employees options to purchase an aggregate of 7,000,000 shares of common stock with an exercise price of $0.13 per share. A portion of these stock options were vested on the date of grant with the remaining amount vesting over a period of four years from the date of grant.

Recommendation of the Board of Directors

          The Board of Directors believes that it is in the Company's best interests to amend the Stock Plan to provide for an increase in the aggregate number of shares of common stock that may be used for awards under the Stock Plan and permit options awarded under the Stock Plan to be exercised in various ways other than by payment in cash. The Board of Directors believes that this proposed increase in the total number of shares available for awards under the Stock Plan is necessary insofar that the current number of shares available under the Stock Plan is not sufficient to allow the recent options granted as described above to be exercised. In addition, the Board believes that this proposed increase in the total number of shares available for awards under the Stock Plan is necessary to ensure that a sufficient number of shares will be available to fund our compensation programs in the future. Therefore, if our stockholders do not approve these amendments, we will experience a shortfall of shares available for issuance under the Stock Plan and prevent us from providing flexibility to recipients of stock options in the way options can be exercised, all of which we believe will adversely affect our ability to attract, retain and reward employees, directors and consultants who contribute to our long term success.

Summary of the Stock Plan

          The following summary of the Stock Plan, as amended by the amendments described herein, is qualified in its entirety by the specific language of the Stock Plan. A copy of the full text of the amendment to the Stock Plan is attached hereto as Exhibit A.  A copy of the Stock Plan will be made available without charge to any person upon his or her written request, which request should be directed to the Company at 4143 Glencoe Avenue, Marina Del Rey, CA 90292.

          Purpose. The purpose of the Plan is to advance the interests of the Company by providing key employees of the Company who have substantial responsibility for the direction and management of the Company, as well as certain directors, employees and consultants with additional incentives to exert their best efforts to increase their proprietary interest in the success of the Company, to reward outstanding performance, and to attract and retain persons of outstanding ability.

          Authorization. The Plan provides for the issuance of a maximum of 15,000,000 shares of Common Stock, which may be issued as restricted shares of Common Stock, options to purchase shares of Common Stock (including non-qualified stock options and also incentive stock options (ISOs) and warrants to purchase shares of Common Stock. If stockholder approval to the plan amendments is obtained, 50,000,000 shares will be authorized for issuance under the Stock Plan.

          Administration. The Plan is administered by a Committee of the Board of Directors comprised of at least two members of the Board. The Committee interprets the Plan and, to the extent and in the manner contemplated in the Plan, exercises the discretion reserved to it in the Plan.

          Participants. The Committee determines and designates those employees, directors and consultants of the Company who are eligible to participate in the Plan. The Committee also determines the number of options, warrants and shares of restricted stock to be awarded to each participant.

          Award Agreements. All options, warrants and restricted stock granted under the Plan are evidenced by an agreement. Agreements evidencing awards made to different participants or at different times need not contain similar provisions.

          Terms of options and warrants. Stock options and warrants are granted under the Plan at a price not less than the prevailing market value at the time of grant and will have realizable value only if the Company's stock price increases. The Committee determines the amount and features of the stock options and warrants, if any, to be awarded to participants.

          Exercise of options and warrants. Options and warrants are exercisable at a price equal to the fair market value of the shares at the time the option or warrant is granted, provided, however, that the exercise price of any option that is intended to be treated as an ISO and that is granted to a holder of 10% or more of the Company's shares may not be less than 110% of such current fair market value. For purposes of the Plan, the fair market value of the shares as of any date is the average of the high and low trading prices of the shares on that date. Full payment for shares purchased pursuant to an option or warrant shall be made at the time of exercising the option or warrant in whole or in part. If stockholder approval to the plan amendments is obtained, payment of the exercise price shall be made in the manner set forth in the award agreement, which unless otherwise provided by the Committee, may include: (i) in cash or by cash equivalent acceptable to the Committee, (ii) by payment in shares of Common Stock underlying the Stock Option being exercised valued at the fair market value of such shares on the date of exercise, (iii) to the extent permitted by law, through an open-market, broker-assisted sales transaction pursuant to which the Company is promptly delivered the amount of proceeds necessary to satisfy the exercise price, (iv) by a combination of the methods described above or (v) by such other method as may be approved by the Committee and set forth in the award agreement.

          Awards of Restricted Stock. Each award of restricted stock contains a vesting schedule, which sets forth the times at which the participant will acquire a nonforfeitable right to the shares awarded to him or her.

          Amendment and termination. The Board of Directors may amend or alter, suspend or discontinue the Plan at any time. While the Board may seek shareholder approval of an action modifying a provision of the Plan when deemed advisable, the Board may make certain modifications without shareholder approval. The Plan will terminate ten years from the date of its adoption by the Board.

          Federal tax consequences of the Plan. The following is a summary of certain federal income tax consequences of transactions under the Plan based on current federal income tax laws. This summary is not intended to be exhaustive and does not describe state, local, or other tax consequences.

          Non-qualified stock options and warrants. The grant of a non-qualified stock option or a warrant under the Plan will not result in the recognition of taxable income to the participant or in a deduction to the Company. In general, upon exercise, a participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares of common stock purchased over the exercise price. The Company is required to withhold tax on the amount of income so recognized, and is entitled to a tax deduction equal to the amount of such income. Gain or loss upon a subsequent sale of any shares of common stock received upon the exercise of a non-qualified stock option or a warrant is taxed as capital gain or loss (long-term or short-term, depending upon the holding period of the stock sold) to the participant.

          Incentive stock options. Generally, neither the grant nor the exercise of an incentive stock option will result in the recognition of taxable income by the participant. Rather, when the participant disposes of stock acquired upon exercise of an ISO, the participant will recognize income in the amount of the excess of the amount realized upon disposition (if any) over the exercise price. This special tax treatment is available only if the participant does not dispose of the stock acquired upon the exercise of the ISO before the later of the first anniversary of the date of exercise or the second anniversary of the date of the grant of the option. A disposition before that time is referred to as a "disqualifying disposition." If a participant effects a disqualifying disposition, he or she will generally have income taxable at ordinary rates equal to the excess of the fair market value of the stock on the date of exercise over the exercise price and income taxable at capital gains rates on any amount realized on disposition in excess of the fair market value of the stock on the date of exercise. The Company is generally not entitled to any deduction in connection with the issuance or exercise of an ISO. If, however, a participant effects a disqualifying disposition, the Company will be entitled to a deduction in an amount equal to the amount of income recognized by the participant that is taxable at ordinary income rates.

          Restricted Stock. The grant of an award of restricted stock will not result in the recognition of taxable income or in a deduction for the Company. Instead, when a participant becomes vested in shares of restricted stock, the participant generally will recognize income taxable at ordinary income rates in an amount equal to the fair market value of the stock on the date of vesting, and the Company will be entitled to a corresponding deduction. A participant may, however, make an election to include in income at the time of grant the fair market value of the restricted stock by making an election under section 83(b) of the Code within 30 days of the award of restricted stock. The Company will be entitled to a corresponding deduction. If the participant subsequently forfeits shares of restricted stock, he or she may not be entitled to claim a deduction or a loss.

New Plan Benefits – The Stock Plan

          The following table shows, to the extent determinable, the benefits or amounts that will be received by or allocated to the listed individuals and groups for the 2009 calendar year under the Stock Plan, subject to stockholder approval of the amendments to the Stock Plan.
Name and Position	Dollar Value ($)		Number Of Options
Jay Rifkin Chief Executive Officer	$3,087,500	(1)	23,750,000	(2)
Executive Group	$3,087,500	(1)	23,750,000	(2)
Non-Executive Director Group	$1,196,000	(1)	9,200,000	(3)
Non-Executive Officer Employee Group	$910,000	(1)	7,000,000	(4)

(1)	The dollar value of shares of common stock underlying the options is calculated by multiplying the closing price of our common stock on May 11, 2009 by the number of options granted.

(2)
On May 11, 2009, with the consent of Jay Rifkin, the Company's President and Chief Executive Officer, the Company canceled options held by him to purchase 4,400,000 shares of common stock, exercisable at $0.85 per share. Further, on May 11, 2009, the Company granted Mr. Rifkin options to purchase 3,750,000 shares of common stock with an exercise price of $0.13 per share, which stock options vest fully on the date of grant. In addition, on May 11, 2009, the Company granted Mr. Rifkin options to purchase 20,000,000 shares of the Company's common stock with an exercise price of $0.13 per share, which stock options shall vest annually over a period of four years from the date of grant.

(3)
On May 11, 2009, with the consent of each of the Company's four non-employee directors, the Company cancelled options held by such directors to purchase an aggregate of 1,450,000 shares of common stock, exercisable at prices ranging from $0.25 to $1.50 per share. On the same date, the Company granted options to such four directors to purchase an aggregate of 1,200,000 shares of common stock, with an exercise price of $0.13 per share, which stock options vest fully on the date of grant. In addition, on May 11, 2009, the Company granted each of the four directors options to purchase 2,000,000 shares each with an exercise price of $0.13 per share, which stock options shall vest annually over a period of four years from the date of grant.

(4)
On May 11, 2009, the Company granted to three employees options to purchase an aggregate of 7,000,000 shares of common stock with an exercise price of $0.13 per share. A portion of these stock options were vested on the date of grant with the remaining amount vesting over a period of four years from the date of grant.

          Except as set forth above, we cannot now determine the number or type of awards to be granted in the future because such awards are to be made in the discretion of the Compensation Committee.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENTS TO THE STOCK PLAN.

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

          The Company has appointed Tarvaran Askelson & Company, LLP as its independent registered public accountants for 2009. Tarvaran Askelson & Company, LLP has audited the financial statements of the Company since 2007. It is expected that a representative of such firm will be present at the Annual Meeting, with the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions. The Board of Directors recommends that the stockholders ratify the appointment of Tarvaran Askelson & Company, LLP, as the Company's independent registered public accountants by voting for this proposal.

Audit Fees

          The aggregate fees billed for professional services rendered by our principal accountants for the audit of our financial statements, for the reviews of the financial statements included in our annual report on Form 10-K, and for other services normally provided in connection with statutory filings were $40,000 and $90,000 for the years ended December 31, 2008 and December 31, 2007, respectively.

Audit-Related Fees

          We did not incur any fees for the years ended December 31, 2008 and December 31, 2007, respectively, for professional services rendered by our principal accountants that are reasonably related to the performance of the audit or review of our financial statements and not included in "Audit Fees."

All Other Fees

          During the year ended 2008, we received additional professional services in the amount of $8,500 rendered by our principal accountants in connection with the preparation of our tax returns and other tax compliance services.

Audit Committee Pre-Approval Policies and Procedures

          Our Audit Committee was formed during the year ended December 31, 2005.  The fees for audit services were approved by our chief executive officer and the full board approved the financial statements filed on Forms 10-Q and 10-K.  Management is required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditor.

MISCELLANEOUS INFORMATION

Stockholders' Proposals

          Any stockholder who wishes to present a proposal for action at the next Annual Meeting of Stockholders and who wishes to have it set forth in the proxy statement and identified in the form of proxy prepared by management must notify management of the Company so that such notice is received by management at its principal executive offices at 4143 Glencoe Avenue, Marina Del Rey, CA 90292 by January 31, 2010 and is in such form as is required under the rules and regulations promulgated by the Securities and Exchange Commission.

Stockholder Communications with the Board of Directors

          Historically, we have not adopted a formal process for stockholder communications with the Board of Directors. Nevertheless, every effort is made to ensure that the Board or individual directors, as applicable, hear the views of stockholders and that appropriate responses are provided to stockholders in a timely manner. Any matter intended for the Board of Directors, or for any individual member or members of the Board, should be directed to our Secretary, at the Company's address with a request to forward the same to the intended recipient.

Director Attendance Policy

          The Company does not have a policy with regard to board members' attendance at annual meetings of stockholders.

Other Business

          The Board of Directors knows of no other business to be presented at the Annual Meeting but if other matters properly do come before the meeting, it is intended that the persons named in the accompanying proxy will vote the shares for which they hold proxies in accordance with their judgment.

Annual Report

          The Company's Annual Report for the year ended December 31, 2008 is being delivered to the Company's stockholders with this Proxy Statement. Such report is not to be considered part of the soliciting material.
By Order of the Board of Directors,

Jay Rifkin, President and Chief Executive Officer
Dated:	May 29, 2009 Marina Del Rey, California

EXHIBIT A

AMENDMENT TO
CHINA YOUTH MEDIA, INC.
2005 STOCK OPTION AND RESTRICTED STOCK PLAN

          Pursuant to Section 14 of the China Youth Media, Inc. 2005 Stock Option and Restricted Stock Plan (the “Plan”), the Board of Directors, hereby adopts the following amendments to the Plan (all capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan):

          Section 3 of the Plan is hereby amended to read in full as follows:

          “3.          SHARES SUBJECT TO THE PLAN

          The shares subject to option, warrant grant and the other provisions of this Plan shall be shares of the Company's common stock, par value $0.001 per share (“shares”). Subject to the provisions hereof concerning adjustment, the maximum aggregate number of shares of common stock that may be issued under this Plan shall be fifty million (50,000,000) shares. Shares of common stock issued under the Plan may be either authorized but unissued shares or shares held in the Company's treasury.

          To the extent that any award involving the issuance of shares of common stock is forfeited, cancelled, returned to the Company for failure to satisfy vesting requirements or other conditions of the award, or otherwise terminates without an issuance of shares of common stock being made thereunder, the shares of common stock covered thereby will no longer be counted against the maximum share limitations and may again be made subject to awards under the Plan pursuant to such limitations.”

          Section 7 of the Plan is hereby amended to read in full as follows:

          “7.          PAYMENT FOR SHARES

          Payment for shares acquired pursuant to an option or warrant shall be made in the manner set forth in the award agreement, which unless otherwise provided by the Committee, may include: (i) in cash or by cash equivalent acceptable to the Committee, (ii) by payment in shares of common stock underlying the option or warrant being exercised valued at the fair market value of such shares on the date of exercise, (iii) to the extent permitted by law, through an open-market, broker-assisted sales transaction pursuant to which the Company is promptly delivered the amount of proceeds necessary to satisfy the exercise price, (iv) by a combination of the methods described above or (v) by such other method as may be approved by the Committee and set forth in the award agreement.”

          Except as amended hereby, the Plan shall remain in full force and effect.

          IN WITNESS WHEREOF, this Amendment has been adopted by the Company's Board of Directors this 6th day of May, 2009.

CHINA YOUTH MEDIA, INC.

By: Name: Title:	/s/ Jay Rifkin Jay Rifkin President and Chief Executive Officer

APPENDIX FORM OF PROXY CARD

PROXY

CHINA YOUTH MEDIA, INC. ANNUAL MEETING OF STOCKHOLDERS JUNE 19, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          The undersigned hereby appoints Jay Rifkin and William B. Horne, and each of them, with power of substitution as proxies for the undersigned to act and vote at the Annual Meeting of Stockholders of China Youth Media, Inc. (the "Company") to be held on June 19, 2009, at 2:00 p.m., local time, at Holiday Inn – At the Pier, 120 Colorado Avenue, Santa Monica, California 90401, and any adjournments thereof for the following purposes:

1.	Election of Directors -	Nominees:	Jay Rifkin, William B. Horne, Alice M. Campbell, Alan Morelli and David M. Kaye.

	[ ] FOR	[ ] FOR ALL EXCEPT	[ ] WITHHOLD

INSTRUCTION: To withhold your vote for any nominee(s), mark "For All Except" and write that nominee's name on the line below.
______________________________________________________________________________

2.	To amend the Company's Stock Option and Restricted Stock Plan.

	[ ] FOR	[ ] FOR ALL EXCEPT	[ ] WITHHOLD

3.	To ratify the appointment of Tarvaran Askelson & Company, LLP as the Company's independent registered public accountants for the year ending December 31, 2009.

	[ ] FOR	[ ] FOR ALL EXCEPT	[ ] WITHHOLD

4.	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

Dated:______________________________, 2009

___________________________________
Signature of Stockholder
___________________________________

NOTE: Please sign your name exactly as it appears on this Proxy. Jointly held shares require only one signature. If you are signing this Proxy as an attorney, administrator, agent, corporation, officer, executor, trustee or guardian, etc., please add your full title to your signature.

IMPORTANT: IF YOU RECEIVE MORE THAN ONE CARD, PLEASE SIGN AND RETURN ALL CARDS IN THE ACCOMPANYING ENVELOPE.

PLEASE ACT PROMPTLY SIGN, DATE & MAIL YOUR PROXY TODAY